UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2016

MATINAS BIOPHARMA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware		46-3011414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

1545 Route 206 South, Suite 302 Bedminster, New Jersey	07921
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 443-1860

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2016, Matinas Biopharma Holdings, Inc. (the “Company”) promoted Raphael J. Mannino to the position of Chief Scientific Officer. Previously from September 2015 until October 2016, Mr. Mannino served as the Company’s Chief Technology Officer. In connection with such promotion, the Company increased Mr. Mannino’s base salary to $230,000 per year effective October 1, 2016. The other terms of Mr. Mannino’s employment agreement remain unchanged. Mr. Mannino’s employment agreement is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 1, 2015.

Item 5.07 Submission of Matters to a Vote of Security Holders

At the Annual Meeting of Stockholders of the Company held on October 13, 2016, our stockholders voted on the three proposals listed below. The proposals are described in detail in the Company’s definitive proxy statement for the Annual Meeting filed with the Securities and Exchange Commission on September 22, 2016 (the “Proxy Statement”). The final results for the votes regarding each proposal are set forth below.

1. Our stockholders elected the following individuals to serve on our board of directors until the annual meeting of shareholders to be held in 2017. The tabulation of votes with respect to the election of such directors was as follows:

		AUTHORITY	BROKER
	FOR	WITHELD	NON-VOTE
Herbert Conrad	30,799,993	7,200	11,977,987

Roelof Rongen	30,799,993	7,200	11,977,987

Stefano Ferrari	30,799,993	7,200	11,977,987

Adam Stern	30,799,993	7,200	11,977,987

James Scibetta	30,799,993	7,200	11,977,987

2. Our stockholders approved the ratification of the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. The tabulation of votes with respect to this proposal was as follows:

For	Against	Abstain	Broker Non-Votes
42,281,574	503,606	0	—

3. Our stockholders approved the amendment to our Certificate of Incorporation and grant of discretionary authority to the Board of Directors to effect a reverse stock split. The tabulation of votes with respect to this proposal was as follows:

For	Against	Abstain	Broker Non-Votes
41,790,105	995,074	1	—

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATINAS BIOPHARMA HOLDINGS, INC.

Date: October 13, 2016	/s/ Roelof Rongen
Roelof Rongen, Chief Executive Officer